EXHIBIT 10.5

AMENDED AND RESTATED DISTRIBUTOR AGREEMENT

THIS AMENDED AND RESTATED DISTRIBUTOR AGREEMENT (the “Agreement”) is made and entered into as of this 17th day of August, 2011, by and between Divine Skin, Inc., a Florida corporation (“DSKX”) having its principal place of business at 1680 Meridian Avenue, Suite 301, Miami Beach, Florida 33139 and Gamma Investors, a Brazilian entity (hereinafter referred to as “‘Distributor”) having its principal place of business at Estrada das Canoas 320, Rio de Janeiro, R.J., 22610219.

A.

DS Laboratories, Inc., a Florida corporation and wholly owned subsidiary of DSKX (“DS LABS”) and Distributor are parties to that certain Distribution Agreement dated September 1,·2009, as amended (the “Existing Distribution Agreement”);

B.

DSKX and DS LABS continue to produce and market skin care, hair care and personal care products (the “Products”). For purposes of this Agreement, the term “Products” shall mean all products offered by the Company, listed on the Company’s websites www.dslaboratories.com; www.thepureguild.com, www.polarisresearchlabs.com and www.sigmaskin.com;

C.

Distributor continues to distribute such Products to third parties (the “Customers”) who are located throughout Brazil (the “Territory”), subject to the terms and conditions of the Existing Distribution Agreement; and

D.

Subsequent to the date of the Existing Distribution Agreement, the Distributor has committed financial and business resources to registering DSKX, DS LABS and other DSKX affiliated brands and trademarks in the Territory on behalf and for the benefit of DSKX; and

E.

It is the intent of the parties hereto (a) that this Agreement does not constitute a novation or extinguishment of rights, obligations and liabilities of the respective parties existing under the Existing Distribution Agreement and all or any such obligations and liabilities thereunder, and such rights, obligations and liabilities shall continue and remain outstanding and (b) that this Agreement amend and restate in its entirety the Existing Distribution Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.

APPOINTMENT

1.1

Generally. For the term of this Agreement, DSKX hereby appoints Distributor as its exclusive Distributor for the sale of Products to Customers who are located within the Territory, and Distributor hereby accepts such appointment on the basis of each and all of the other covenants, agreements, terms and conditions set forth in the Agreement. In a jurisdiction where an exclusive territorial designation is prohibited, this appointment shall be deemed to be non-exclusive. Neither Distributor nor its agents, employees nor sub dealers shall market or solicit Product sales outside of the Territory. In no event shall Distributor or its dealers knowingly sell Products within the Territory for shipment outside of the Territory and in no event may Products be advertised or sold by use of the Internet until the content of the Distributor’s Web site or any other site used to sell the Products is approved, in writing by DSKX, which approval shall not be unreasonably withheld. Distributor agrees that it neither has, nor will it acquire, any vested or proprietary right or interest with respect to the Products, and that any goodwill accruing within the Territory with respect to the Products shall be the property of DSKX. Distributor agrees to make every effort to adequately monitor and control its dealers’ actions as specified herein. DSKX shall provide Distributor with evidence (such as a Product serial number and the name and/or address of the facility where such Product is located) of extra-Territorial sales of Products by Distributor or its dealers. Failure of Distributor to halt such extra-Territorial sales shall be grounds for the termination of this Agreement. DSKX reserves the right to solicit and sell Products via the Internet to customers located in the Territory.

1.2

Exclusivity.

(a)

Termination of Exclusivity. Any exclusivity granted hereunder or this Agreement may terminate, at DSKX’s sole option and upon notice given to Distributor, if (i) Distributor purchases in each calendar year less than 20,000 (Twenty Thousand) Product units (the “‘Minimum Quantity”‘), and such shortfall is not cured by the purchase of at least 100% of the Minimum Quantity in next calendar year (ii) Distributor fails to halt extra-Territorial sales as set forth in Section 1.1; or (iii) Distributor fails to remedy a breach of its product exclusivity as set forth in Section 1.2.

(b)

Non-Exclusivity of Products. Distributor may engage, either directly or indirectly, in the distributing, selling and marketing in the Territory of any similar goods (as such term is defined below) as long as Distributor has provided DSKX with the forecasts set forth in Section 2.2(c). In case of violation of this provision, Distributor shall have two weeks after its receipt of written notice of and substantiation for such breach to remedy the breach, failing which DSKX, at its sole option, may terminate this Agreement or the exclusivity provisions of this Agreement without further written notice being required and without compensation of any kind.

For purposes of this section 1.2(b), a category of non-DSKX products is “similar” to a category of DSKX Products if it is functionally equivalent to the category of DSKX Products and has an average selling price by Distributor greater than seventy-five percent (75%) of the average selling price by Distributor of the category of Products. Products which are “not similar” are any other products. Distributor agrees to provide DSKX with its average selling price of Products and other products when requested by DSKX.

Section 2.

RESPONSIBILITIES OF DISTRIBUTOR

2.1

Generally. Distributor shall use its best efforts to promote the sale of and sell the Products to Customers located within the Territory, in connection with which Distributor shall (a) actively promote. advise and sell Products within the Territory in a vigorous and diligent manner, (b) promptly respond to inquiries from prospective customers, (c) on a quarterly basis upon written request within five (5) days of the end of the quarter, furnish DSKX with sales reports, summaries of promotional activities, and such other information pertinent to Distributor’s performance hereunder, (d) not directly or indirectly (including but not limited to use of a subsidiary, Hate, or commonly owned or controlled entity) sell, promote, or otherwise represent, in or outside of the Territory, similar goods (as that term is defined in Section 1.2(b) above as long as Products are readily available, (f) exercise due care and require its dealers to exercise due care to protect the trade names, trademarks, the Product serial number information, and general goodwill of DSKX, and the Product and refrain from any activities detrimental thereto, (g) notify DSKX of any complaints or claims concerning DSKX or the Products, any apparent violations or infringements of DSKX’s trademarks; serial numbers or other proprietary rights, and any competitive conditions or customer behavior within the Territory which may adversely affect the marketability or premium quality image of the Products, (h) furnish Customers and require its dealers to furnish Customers with information and advice on recommended use of the Products. and other written materials as DSKX may furnish to Distributor-with respect to Products, (i) comply and require its dealers to comply with those Distributor obligations that may be reasonably imposed or established by DSKX from time to time, (j) maintain a financial condition that is adequate to satisfy and perform its obligations under this Agreement, (k) maintain organization having a sufficient number of properly trained associates and employees capable of recommending the products to prospective clients and to forecast inventory needs of the Products, (l) comply and require its dealers to comply with all local executive and legislative requirements, as known, for the marketing and sale of Products; and (m) purchase at least that amount of Products described on Schedule B.

2.2

Purchase Requirements and Business Plan.

(a)

Purchase Requirements. DSKX and Distributor have agreed upon the minimum purchase requirements set forth in Schedule B for the initial term of this Agreement. For each year after the last calendar year for which purchase requirements are set forth in Schedule B, new purchase requirements shall be established by DSKX in consultation with Distributor prior to the commencement of such subsequent calendar year. The purchase requirements set forth in Schedule B, and any new purchase requirements established as described herein, shall be referred to as “Purchase Requirements.”

(b)

Business Plan. DSKX and Distributor have agreed upon the initial business. DSKX and Distributor shall discuss each year the annual business plan and any modifications thereto. On or before September 1 of each year, Distributor shall, upon written request, submit to DSKX its initial business plan draft to be reviewed by DSKX. On or before November 1 of each year, upon written request, the business plan shall be updated and extended for the coming year by Distributor after consultation with DSKX and the Purchase Requirements contained on Schedule B for that year shall be updated as determined by Distributor, taking into consideration the comments of DSKX.   Nothing in this section shall permit Distributor to reduce Purchase Requirements set forth in Schedule-B without the express written consent of DSKX.

(c)

Forecasts. Distributor will, upon written .request, submit a twelve (12) month purchase forecast in the month of November for the following year. In addition, upon written request Distributor will, on a monthly basis, provide DSKX with a reasonable three (3) month rolling forecast of Distributor’s Products requirements, and will submit that forecast by the fifth day of each month. DSKX will provide Distributor with the format of such forecast.

(d)

Financial Statements. Distributor shall. upon written request, (a) submit to DSKX complete annual reviewed consolidated or unconsolidated financial statements for Distributor within ninety (90) days after the end of Distributor’s fiscal year, which financial statements shall have been prepared in accordance with generally accepted accounting principles consistently applied; and (b) consent to full and open disclosure of financial information concerning Distributor between DSKX and any financial institution or company that finances Distributor’s Product inventory. Such financial statements shall contain an income statement and balance sheet.

2.3

Relationship of DSKX and Distributor. Distributor acknowledges that it is and will be an independent contractor and not an employee, partner or joint venturer of or with DSKX, and is not and will not be subject to the control of DSKX. Neither Distributor nor any .officer or employee of Distributor shall, in any event, have any right, collectively or individually, to bind DSKX, to make any representations or warranties., to accept service Of process, to receive notice, or to perform any act or obligation on behalf of DSKX except as specifically authorized in writing by DSKX in its sole discretion. Neither DSKX nor any officer or employee of DSKX shall, in any event, have any right. collectively or individually, to bind Distributor, to make any representations or warranties, to accept service of process, to receive notice, or to perform any act or obligation on behalf of Distributor except as specifically authorized in writing by Distributor in its sole discretion.

2.4

Conduct of Business and Expenses. Distributor shall maintain adequate staffing and offices within the Territory to fulfill its responsibilities under this Agreement Distributor agrees to send its representatives to training courses, workshops or special meetings offered or recommended from time to time by DSKX, at Distributor’s sole cost and expense. Distributor shall conduct all of its business in its own name and, consistent with the provisions of this Agreement, in such manner as it may reasonably deem fit. Distributor shall be responsible or an expenses incurred in connection with the operation of its offices, employees, and its activities hereunder.

2.5

Trademarks and Trade Names. Distributor agrees to register on behalf and for the benefit of DSKX the brands, trademarks and trade names as specified on Schedule D hereto. Distributor shall be responsible for the costs and expense of such registration. Distributor agree) not to use in any way, or to remove, alter or change in any way, any DSKX trademark, trade name, logo or other commercial symbol, contained on any of the Products, packaging or otherwise, without the prior written permission of DSKX which may be withheld in its sole discretion. Distributor agrees that it will not add, by sticker or any other device, its own or any other trademark, trade name, logo or other commercial symbol to any Product without the prior written permission of DSKX.

2.6

Serial Numbers. Under no circumstances, shall Distributor remove, alter or change in any way the serial number assigned to any of the Products by DSKX. Distributor is aware that any such action restricts DSKX from accurately tracking the manufacturing origin and warranty information associated with the Products.

2.7

Unauthorized Dealer/Distributors. Distributor shall immediately report to DSKX any sales or distribution of Products or any other DSKX merchandise in the Territory which Distributor may have reason to suspect is unauthorized. Distributor also agrees to participate and cooperate with DSKX in the prosecution of any such unauthorized distribution or sale if so requested by DSKX.

2.8

Product Liability Insurance. Distributor shall obtain adequate product liability insurance policies covering the Products and name DSKX as an additional insured party on any and all such product liability insurance policies. Distributor shall immediately report to DSKX the termination or suspension of any such policies.

2.9

Government Approval.  Distributor shall obtain government approval within the Territory for the marketing, sale and distribution of the Products. Distributor shall be responsible for the cost and expense of such approval.

Section 3.

PRODUCT PURCHASES AND PRICING

3.1

Purchases. Distributor shall purchase the Products from DSKX .in accordance with DSKX’s authorized distributor price sheets, as outlined on Schedule A, and DSKX’s then current general terms and conditions of sale. DSKX shall have the right, from time to time and in its sole discretion, to modify its terms and conditions of sale and Product prices. DSKX reserves the right to modify the design and components of Products and to discontinue any Products at any time; provided, however, that DSKX shall notify Distributor, prior to shipment, of any major design changes with respect to Products previously ordered by Distributor, in which event Distributor shall have the right to terminate such order Within ten (10) days after receipt of such notice.

3.2

Payment and Passing of Title.

(a)

Payment. Unless otherwise agreed by DSKX in writing, all orders for the Products must provide for payment in U.S. dollars. DSKX’s acceptance of any order from Distributor is subject to the condition that (i) Distributor’s account with DSKX will, on the date fixed for shipment permit the shipment of such order in compliance with Net 60 day credit terms DSKX has established for Distributor, and (ii) DSKX is the beneficiary of an Irrevocable Letter of Credit issued and/or guaranteed by a U.S. financial institution for the purchase price of such order. Irrespective of any designation by Distributor, DSKX may, in its sole discretion, apply, offset, reapply or transfer any payments made by or credit due Distributor against the oldest undisputed item of account or indebtedness owed to DSKX.

(b)

Title. Unless otherwise agreed upon by the parties, title and risk of loss shall pass to the Distributor on DSKX’s placing the Products in the custody of a carrier for shipment to the Distributor. Distributor shall be responsible for arranging shipment of the Products from DSKX’s warehouse. Distributor will obtain all licenses required to import the Products into the Territory.

(c)

Security Agreement. Full legal and beneficial ownership to such Products shall remain vested in DSKX until such time as DSKX shall have received payment in full of the relevant invoice amount.  Distributor shall execute such security agreements and other documents that DSKX may reasonably request to perfect the security interest. Notwithstanding the foregoing, Distributor is authorized to sell the Products in the ordinary course of its business and thereby to pass Product title thereto and DSKX’s security interest shall continue in the proceeds of that sale.

(d)

Insurance. Distributor undertakes; to DSKX that it shall cause all Products purchased by it pursuant to this Agreement to be .insured to their full replacement value with insurers of good repute approved in writing by DSKX and, pending the passage of full legal and beneficial ownership therein pursuant to Section 3.2(c), shall cause the interest of DSKX therein to be noted on the relative policy of insurance.

3.3

Taxes.  Distributor shall be responsible for all applicable federal, state and local sales, use, personal property, inventory and other taxes that may be assessed on any Product sold or other DSKX property Distributor’s possession at the time such tax is assessed or determined. Distributor shall also be responsible for any applicable local, state and federal taxes resulting from Distributor’s purchase of the Products to the extent that such taxes are not included in DSKX’s prices.

Section 4.

RESPONSIBILITIES OF DSKX

4.1

Territorial Exclusivity. DSKX acknowledges the Territorial exclusivity granted under this Agreement and will use its best efforts to ensure that it will ·sell Products to no other entity for delivery to or sale in the Territory. Notwithstanding the foregoing, DSKX shall have no responsibility for sales of Products in the Territory made by any entity other than DSKX who has not received specific authority to make such sales from DSKX. On presentation of sufficient documentation (serial numbers and name or address of facility where such Products have been installed or delivered) that Products have been sold in the Territory by an entity other than Distributor, DSKX shall use its best efforts to prevent further breaches of the Territorial exclusivity granted herein.

4.2

Sales Materials and Training. DSKX shall us its best efforts to provide the Distributor with sufficient quantities of advertising materials and service and technical guides relating to the Products at a reasonable charge to Distributor. DSKX will provide training for representatives of Distributor consisting of at least one (1) training lesson per calendar year. Unless otherwise mutually agreed upon, the lessons will be located in Miami Beach, Florida. Attendance at such lessons shall be without charge. However, Distributor shall be responsible for its representatives’ food, lodging and transportation and in the event that the lessons take place in a location outside Miami-Dade County, Florida, Distributor shall also be responsible for DSKX representatives’ food lodging and transportation.

Section 5.

INDEMNIFICATION

5.1

Of DSKX. As a separate and independent undertaking, Distributor shall indemnify and hold harmless DSKX from and against any and all loss, damage, injury, liability, costs, expenses and claims therefor, howsoever caused on account of injuries to or death of any person and/or on account of damage to any property which may result from actions of Distributor, its dealers, their servants, agents, contractors and for employees under or in connection with the terms of this Agreement DSKX shall promptly notify Distributor in writing upon learning of any such claim or potential claim, and Distributor shall have the option of handling the defense of the same through counsel of its choice, in which event DSKX shall provide reasonable cooperation and assistance at its own expense., provided that any out of pocket expense of DSKX in complying with this provision shall be borne by Distributor.

5.2

Of Distributor. DSKX shall indemnify and hold Distributor harmless from and against any and all liabilities, losses, damages, injuries, cost, expenses, causes of action, claims, demands, assessments and similar matters,  including without limitation reasonable attorneys’ fees, resulting from or arising out of design or manufacture of the Products, including, without limitation. claims for product liability and claims under any warranties given by DSKX, but excluding any claim arising from or in connection with any act or omission by Distributor or any officer, agent or employee of Distributor. Distributor shall promptly notify DSKX in writing upon learning of any such claim or potential claim, and DSKX shall have the option of handling the defense of the same through counsel of its choice, in which event Distributor shall provide reasonable cooperation and assistance at its own expense, provided that any out of pocket expense of Distributor in complying with this provision shall be borne by DSKX.

Section 6.

INTELLECTUAL PROPERTY

6.1

Ownership. Distributor acknowledges and shall cause its dealers to acknowledge DSKX’s sole ownership of all designs, trademarks, trade names, service marks, trade secrets and inventions or improvements, whether or not patented or patentable or registered or registrable under the laws of any county, which are associated with the Product”. Distributor acknowledges that it has paid no consideration for the use of the Trademark, or for the use of any logos, copyrights, trade secrets, trade names or designations used by DSKX in connection with the marketing and distribution of the Products and, except as expressly provided herein, nothing contained in this Agreement shall give Distributor any right, tide or interest in or to any of them.  Distributor acknowledges that DSKX own or retains copyright or other proprietary rights in all Products and agrees that it will not at any time during or after this Agreement assert or claim an interest to or do anything that may adversely affect the validity or enforceability of any trademark (including the Trademark (as defined below)), trade name, trade secret, copyright, or logo belonging to or licensed to DSKX (including, without limitation, any acts, or assistance to any act. which may infringe or lead to the infringement of any copyright to the Products).

6.2

Trademarks and Trade names.  All Products sold by Distributor shall bear the trademark(s) (as specified in Schedule D hereto, the “Trademark”) and no other trademarks or trade names and Distributor shall not modify, add to or otherwise change the design, format or form of the Trademark or the trade name of DSKX. Distributor agrees not to attach any additional trademarks, logos or trade designations to any Products. Distributor further agrees not to affix any trademark (including the Trademark) logo or trade name belonging to or licensed to DSKX to any Products or to any containers or storage medium not used in connection with the distribution of the Products. Upon expiration or termination of this Agreement, the Distributor shall forthwith cease use of all of DSKX’s trademarks (including the Trademark), logos and designations. and shall not thereafter use, advertise or display any name, mark or logo which is, or any part of which is deceptively similar to or substantially identical to any such designations associated with any of the Products.

(a)

Grant of License. DSKX grants to Distributor during the term of this Agreement a royalty-free, non-exclusive license to use the Trademark in connection with the promotion and Sale of the Products in the Territory as provided herein. Distributor shall not use or incorporate the Trademark or the trade names of DSKX in or as a part of a trade name, corporate name, or business name unless written approval is given in advance by DSKX. As both a covenant by the Distributor and a condition to DSKX’s authorizing the Distributor· to act as a distributor of the Products, Distributor shall include on all containers and storage medium which it uses in connection with the distribution of the Products all trademark, copyright and other notices of proprietary rights customarily included by DSKX on such containers and storage medium. The Distributor agrees not to alter, erase, deface or overprint any such notice.

(b)

Cancellation and Cessation.  Upon direction by DSKX, Distributor will immediately execute all such documents and do all such things as may be necessary to effect the cancellation and cessation of use of the Trademark or the corporate or business names or trade names of DSKX and the change of Distributor’s name in accordance with DSKX’s direction.  For this purpose, in the event Distributor fails to act within a reasonable time, Distributor hereby appoints the officers of DSKX, jointly and severally, to be Distributor’s true and lawful attorneys for and in Distributor’s name to execute all such documents and do all such things as are necessary to effect the cancellation and cessation of use of the Trademark or the corporate or business names or trade names of DSKX and the change of Distributor’s name in accordance with DSKX’s direction.

(c)

Goodwill Distributor acknowledges that considerable time and money have been expended to create the goodwill associated with the Trademark and DSKX’s trade names Distributor will always act in a manner that would maintain the quality and goodwill associated with the Trademark and the corporate or business names or the trade names of DSKX, and Distributor shall not use them in any manner likely to confuse, mislead or deceive the public, or be injurious or inimical to the goodwill and best interests of DSKX.  Nothing contained herein shall give Distributor any interest in or right to the Trademark and DSKX’s trade names except as is expressly granted herein. Any goodwill generated by Distributor in relation to any use by Distributor of DSKX’s intellectual property, including, but not limited to the Trademark or the corporate or business names or trade names of DSKX, is for the benefit of and shall be owned exclusively by DSKX.

(d)

Sole Ownership. During the term of this Agreement and thereafter, Distributor shall not apply for or acquire the registration of the Trademark or the corporate or business names or trade names of DSKX, except as is expressly granted herein. Distributor agrees and shall cause its dealers to agree to take no action, the effect of which would be to divest DSKX of any design, trademark, trade name, service mark. patent or trade secret rights associated with the Products, and shall not be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title or interest in or to any designs, trademarks, service marks or trade names, inventions or improvements now or hereafter embodied in the Products whether or not such invention or .improvement is patented or patentable or registered or registrable under the laws of any country. Upon termination of this Agreement, Distributor agrees to cease to use and shall cause its dealers to cease to use all of DSKX’s trademarks, service marks, trade names, trade secrets and other confidential or proprietary information in any way.

6.3

Grant of Rights. DSKX hereby grants to Distributor the right to describe itself as an authorized Divine Skin Product distributor in the Territory only. Distributor shall not use the name “Divine Skin” or “DS Labs” or other “DSKX” trade names as the whole or any part of the title of Distributor’s business without the consent of DSKX. Distributor shall only use DSKX’s trademarks and service marks in accordance with proper usage, as directed or approved by DSKX, and only to promote the sale of DSKX’s Products.

6.4

Confidentiality. Distributor shall not disclose, during the period of this Agreement or at any time thereafter, to any outside person, any commercial, technical or business information which Distributor has obtained from DSKX, and which information was not specifically intended for public use or distribution by Distributor. Distributor shall take reasonable precautions, contractual and otherwise, to prevent unauthorized disclosure or use of such information by any of its employees/associates and dealers.

Section 7.

PRODUCT MARKS

Distributor shall not remove or alter and shall require its dealers not to remove or alter any name, signs or other marks on the Products or take any steps to alter the construction or design of the Products. Distributor shall comply and shall cause its dealers to comply fully with all labeling and packaging requirements established by applicable statutes, rules and regulations. Distributor shall not and shall cause its dealers to not make any alterations or additions to the labeling and packaging of the Products without DSKX’s prior written approval, except for the purpose of complying with such legal requirements.

Section 8.

DURATION AND TERMINATION

8.1

Term. This Agreement shall remain in effect until September 1, 2021. The Agreement shall stand terminated on September 1, 2021, without further notice. Either party may terminate the Agreement earlier by providing the other with at least ninety (90) days prior written notice of termination, which notice may be given with or without cause, unless this Agreement terminated earlier as described in this Section.

8.2

Termination. This Agreement may be terminated immediately by written notice to the other party following the occurrence of any of the following events with respect to the other party (the “Affected Party”):

(i)

If the Affected Party fails to perform any material obligation under or in relation to this Agreement as and When required and where, in the case of any such failure that is capable of remedy, such failure continues for a period of thirty (30) days after the Affected Party has received written notice of the breach (if the breach is not subject to cure, then this Agreement may be terminated immediately, effective upon the giving of written notice to the breaching party);

(ii)

By DSKX, if Distributor,  where it is the Affected Party, fails to pay any amounts payable hereunder which are not subject to a good faith dispute within thirty (30) days after it has received notice that such amount is past due;

(iii)

By DSKX, if Distributor fails to purchase in each calendar year or such shorter period as described in Schedule B including where such failure is caused by the death or disability of a principal owner or manager of Distributor (a) less than 90% of the Product amounts described in Schedule B, or (b) at least 90% but less that 100% of the Product amounts shown in Schedule B, and such shortfall is not cured by the purchase of at least 100% of the next calendar year’s purchase requirement within twelve (12) months after the end of the previous calendar year;

(iv)

By DSKX if Distributor fails to obtain DSKX’s prior written consent to a change in control or management of Distributors business, which consent shall not be unreasonably withheld. For purposes of this Section, a change in control of Distributor’s business” shall mean any change in ownership interests, whether by one transaction or· by the cumulative effect of several transactions with the same or different parties, which has the legal or practical effect of transferring the power to determine Distributor’s business policies.  Such a change in control shall include: (l) any sale, transfer, change in ownership or other disposition (the merger, share exchange, sale of stock or otherwise) in either the record or beneficial ownership of the following: (A) 50 percent or more of Distributor’s voting stock; (B) if Distributor is not incorporated, 50 percent or more interest in Distributor’s business; (C) 50 percent or more of die voting stock of a corporation that owns 50 percent or more interest in Distributors voting stock; and (2) a change in the form of business entity presently used by Distributor (e.g., a change from individual ownership or partnership to a corporation) and (3) the entering into or changing of any agreement transferring any of the powers that determine the policies under which Distributor’s business shall be operated, including a partner, shareholder or member voting trust or voting agreement. It shall be Distributor’s responsibility to notify DSKX promptly in writing of any sale, transfer, change in ownership or any other disposition of an ownership interest in or management of the Distributor;

(v)

If an effective resolution is passed for the winding up or dissolution of the Affected Party;

(vi)

If the Affected Party becomes insolvent;

(vii)

By DSKX .if Distributor or its officers, agents, or employees engage in conduct that puts DSKX’s goodwill at material risk or might reasonably expose DSKX to material injury, damages, costs or potential liability.

Section 9.

EFFECT OF TERMINATION

9.1

Consequences of Termination. Upon this Agreement being terminated pursuant to Section 8:

(a)

DSKX shall not be obliged to accept or deliver any further orders for Products; and

(b)

All amounts payable by Distributor at the date of such termination and not then paid shall become immediately due and payable.

9.2

Liability. Without prejudice to the provisions of Section 9.1, no such termination shall operate to discharge or relieve either party of obligations assumed by it prior to the date of such termination and in particular such termination shall not extinguish the obligations under Sections 2.4, 2.6, 3.3, 5, 6, 9, or 10.4.

9.3

Conduct After Termination. Upon termination of this Agreement for any reason by either party, Distributor shall, within ten (30) days of the effective date of termination:

(a)

Remove all signs referring to DSKX or DSKX’s Products.

(b)

Cease use of all DSKX’s trademarks.

(c)

Return to DSKX all of DSKX’s confidential information (in accordance with Section 6.4) (whether in machine or human readable formats, including programs, CD’s, computer files, etc.) and any advertising and promotion material and all other materials supplied by DSKX which have not become the property of Distributor.

(d)

Cease representing itself as a DSKX Distributor.

9.4

Consequences of Termination by DSKX in the Event the Distributor is not the Breaching Party. In the event that DSKX terminates this Agreement and the Distributor is not the Affected Party, then (i) at the option of Distributor, DSKX shall repurchase any Product held by Distributor at the purchase price as set forth under Section 3.1; and (ii) DSKX shall Within 60 days pay Distributor an amount equal to the prior twelve (12) months purchases of Products less product credits, but in no event shall this amount be less than $2,000,000 USD.

Section 10.

MISCELLANEOUS

10.1

Notices. Any notices or requests required or permitted to be given under or in connection with the subject matter of this Agreement shall be sent by registered or certified airmail, facsimile transmission or telex. Such notice or request shall be deemed received (subject to compliance with the succeeding sentence), in the case of airmail, within 10 days of its being put in the post, in the case of facsimile transmission, upon completion of transmission (where an original of such notice or request is sent, simultaneously with the making of such transmission, by registered or certified airmail but so that failure to send such original by such means shall not invalidate the giving of such notice or request and in the case of telex, upon receipt by the sender of the correct answer back for the recipient. For the purposes of this Section 10.1, any such notice or request shall be deemed to have been sufficiently given or made, as the case may be, if addressed to the relevant party at its respective address, facsimile transmission or telex number, as the case may be, set out below or at such other address or number, as the case maybe, as it may from time to time notify to the other party under this Section 10.1.

If to DSKX:

DS Laboratories, Inc.

Attn: Chief Executive Office

1680 Meridian Avenue, Suite 301

Miami Beach, Florida 33139

E-mail: ________________________

and

If to Distributor:

Gamma Investors

Attn: Ezio da Fonseca

Estrada das Canoas 320

Rio de Janeiro, RJ 22610210, Brazil

mail: ________________________

10.2

Currency Provisions. The currency for the making of all payments by Distributor hereunder to DSKX shall be U.S. Dollars.

10.3

Records and Inspection. DSKX shall have the right during business hours to inspect Distributor’s stock and service record, at Distributor’s place of business.

10.4

Law and Dispute Resolution.

(a)

Governing Law. This Agreement shall be governed by, and construed in all respects in accordance with the laws of the State of Florida. U.S.A.

(b)

Dispute Resolution Arbitration. Any dispute, claim or controversy between the parties hereto arising under or in connection with this Agreement (except as provided in Section 10.4(c) below) shall be resolved as follows: (i) within ten (10) days of receipt of notice from either party hereto, senior management of the parties hereto shall confer and shall use good faith efforts to resolve the dispute; (ii) if the dispute is not resolved within thirty (30) days of such notice, such dispute shall be resolved by binding arbitration in Fort Lauderdale, Florida U.S.A., at the option of DSKX, under the then current International Arbitration Rules of the American Arbitration Association. The arbitral tribunal shall commence hearings on the matter within thirty (30) days of designation and shall continue the proceedings without interruption until all evidence and arguments are presented. The arbitral tribunal shall provide the parties hereto with a written decision within ten (10) days of the adjournment of the hearing and need not set forth the reasoning for such decision. The decision and award of the arbitral tribunal shall be final, binding and not appealable and may be enforced in any court having jurisdiction thereof. The English language shall be used throughout the arbitration in all notices, written submissions and oral proceedings. All non-English documents submitted by the parties hereto shall be translated into English prior to such submission. Distributor waives any right it may have under the laws of any country to apply to any court outside the U.S.A. for relief from the provisions of this Section 10.4(b) or from any decision or award of the arbitrator. Costs of the arbitration shall be borne equally by DSKX and Distributor, and each party shall be responsible for the costs of its own representation.

(c)

Dispute Resolution Litigation. Notwithstanding the provisions of Section 10.4(b) above, Distributor understands and agrees that the intellectual property rights set out in Section 6 above and product marks in Section 7 above constitute valuable business assets and rights of DSKX,·the unauthorized use, disclosure or breach of which may irreparably damage DSKX. In the event of any action or threatened breach of Sections 6 or 7 of this Agreement. DSKX shall be entitled to an injunction from any court of competent jurisdiction restraining Distributor from violating the intellectual property, product mark and confidentiality rights of DSKX under this Agreement  Nothing in this Agreement shall be construed as prohibiting DSKX from pursuing any other remedies available to it for such breach or threatened breach, including recovery of direct and consequential damages from Distributor, in any court of competent jurisdiction in any state or country.

10.5

Headings. The headings to the Sections of this Agreement are for convenience only and do not form a part hereof.

10.6

Amendment and Restatement Entire Agreement. Modifications. This Agreement amends and Restates the Existing Distribution Agreement. The parties to this Agreement intend that the Existing Distribution Agreement, as modified hereby will retain the same priority as the original Existing Distribution Agreement. No change in, modification of or addition, amendment or supplement to this Agreement (except to the Schedules where DSKX has reserved the right to make modifications from time to time) shall be valid unless set forth in writing and signed by each of the parties.

10.7

Survival. The following Sections shall survive any expiration or termination of this Agreement:  3.2, 3.3, 5, 6, 7, 9, 10.1, 10.2 and 10.4.

10.8

Binding Effect and Assignment.  The covenants, agreements, representations, terms and conditions contained in this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld. The consent by DSKX to a change in control of Distributor’s business” pursuant to Section 8.2(iv) shall constitute a consent to assignment under this section.

The parties hereto have executed this Agreement as of the day and year first written above.

DIVINE SKIN, INC.		GAMMA INVESTORS
(“DSKX”)		(“Distributor”)

By:	/s/ Michael Strong	By:	/s/ Ezio Cardoso de Fonseca Jr.
Name:	Michael Strong	Name:	Ezio Cardoso de Fonseca Jr.
Its:		Its: